SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K
Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 9, 2009

MATECH Corp.
(Exact name of registrant as specified in its charter)

Delaware	33-23617	95-4622822
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

11661 San Vicente Boulevard, Suite 707, Los Angeles CA  90049
(Address of principal executive offices)         (Zip Code)

Registrant’s telephone number, including area code: (310) 208-5589

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Appointment of Certain Officers

(d)  On November 10, 2009, James F. Brooks accepted an appointment to the Company’s Board of Directors to serve as a Director until the next Annual Meeting of the Company.   Mr. Brooks was not appointed to serve on any committees at this time.  Mr. Brooks is not a party to any material plans, contracts, or other arrangements with the Company and has not been granted any awards of cash, stock or other forms of consideration.

Mr. Brooks is currently Chief Executive Officer and Chairman of the Board of BrandPartners Group, Inc.  Mr. Brooks joined BrandPartners Group’s operating subsidiary, BrandPartners Retail, Inc., as Chief Operating Officer in June 2002.  Mr. Brooks was elected Interim President of BrandPartners in September 2003 and was appointed Chief Executive Officer in October 2003, and President and Secretary in August 2004 and was appointed Chairman of the Board of BrandPartners in August 2006.  Mr. Brooks has held senior management positions with subsidiaries of major international corporations and start-up companies.  Prior to June 2002, Mr. Brooks was a consultant with Getzler & Co., a national management and financial consulting firm specializing in corporate turnaround and restructuring.  From 2000 through March 2001, he was Senior Vice President of Cityspree, Inc., an offline and online start-up company that offered local businesses an innovative, barter-based marketing model via gift certificate auctions on e-Bay and other auction oriented web sites.  From 1998 to 1999, Mr. Brooks served as the Vice President, North and South America, of acquisitions and development for Swissotel, a subsidiary of Swissair.  From 1996-1997, Mr. Brooks was a co-founder of Sorbak, Inc., a wholesale and retail franchisee of a national chain focused on ergonomic and back care products.  From 1989 to 1995, Mr. Brooks served as Vice President, North America, of acquisitions, development, and asset management for Meridien Hotels, a subsidiary of Air France.  Mr. Brooks graduated with a B.A. cum laude in 1984 from Connecticut College, and has an M.B.A. from the Harvard Business School, awarded in 1989.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed by the undersigned, thereunto duly authorized.

MATECH Corp.
(Registrant)

	By:	/s/ Anthony J. Cataldo
Anthony J. Cataldo
Co-Executive Chairman

Dated: November 16, 2009